                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 1st day of February 2002 by and between Snapshot, Inc., (the company) and Roger D.
Finchum, Sr.

WHEREAS, the Company desires to employ Roger D. Finchum Sr. as the Chief
Executive Officer" of the Company;

WHEREAS, Finchum has agreed to provide such services in accordance with the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     Employment. Company shall employ Finchum as Executive Vice President during the term of this Agreement and Finchum hereby accepts such employment. Finchum shall be responsible for all field technicians and production co-ordination and be responsible for all employees in that department, and shall have such other duties regarding the Company as shall be determined from time to time by the
Board of Directors of the Company ("Board").
     Term of Employment. The term of employment of Finchum shall be for a term of two(2)years from the date of this Agreement ("Initial Term") and shall automatically extend for additional terms of one (1) year(s) ("Renewal Term")
unless this Agreement is terminated as of the last day of the Initial Term or as of the last day of any Renewal Term upon not less than ninety (90) days prior written notice by either party to the other, subject to earlier termination as provided in paragraphs 4, 5, and 6 hereof.

Compensation. Base Salary. Finchum shall be paid a base salary at the annual rate of $150,000.00 in the first year of this Agreement; $175,000.00 in the 2nd year of this Agreement; payable in equal installments semi-monthly ("Initial
Salary"), commencing on the date that the Company completes full funding of the
1,000,000 million share offering of its common stock, which offering is being made pursuant to the Company's Registration Statement on Form SB-2 to be filed under the Securities Act of 1933, as amended, with the Securities and Exchange
Commission on or about February 15th 2002 (the "Offering"), or the Company otherwise increases its paid in capital to such a level during the term of this
Agreement, whichever event occurs first ("Minimum Capitalization"). In the event that the Company receives less than anticipated from the Offering, Finchum's initial Salary shall be established in an amount which is proportional to the initial base compensation received by other members of the Company's senior management.

     Cash Bonus. Finchum shall be paid a cash bonus, if any, within the sole discretion of the Board of Directors of the Company. Such bonus shall be paid within a reasonable period of time after the Board of Directors in its discretion awards such cash bonus, but not to exceed a period of sixty(60) days from the Company's accounting period during which the cash bonus was declared.

(c) Stock Bonus. Finchum shall receive a stock bonus, if any, within the sole discretion of the Board of Directors of the Company. Such stock bonus shall be implemented within a reasonable period of time after the Board of Directors in its discretion awards such stock bonus, but not to exceed a period of sixty (60)
days of the end of the Company's accounting period during which the stock bonus was declared.

(d) Vacation. Finchum shall be entitled to paid vacation and paid
Federal and state holidays in accordance with the vacation policy of the
Company then in effect, but no less than three (3) weeks of vacation each year.

(e) Other Benefits. Finchum shall be entitled to participate in all benefit programs made generally available to other management employees of the Company, on the same terms and conditions as they are offered to others, including but not limited to medical, dental, and term life insurance benefits. Finchum shall also be provided, at Company expense, with a vehicle for business use, including all transportation and insurance costs associated therewith.

(f) Severance Payment. In the event of the termination of Finchum's employment hereunder prior to the end of the Initial Term, or any Renewal Term, by the
Company without cause (except termination upon death or total and permanent disability) including any deemed termination by the Company as set forth in paragraph 4(b) hereof, the Company shall pay Finchum a lump-sum severance benefits equal to six (6) months of base compensation ("Severance Payment"), which Severance Payment shall be made to Finchum within forty five (45) days of the notice of termination of employment.

(g) Stock Option Grants/Employee Stock Ownership Plan. Finchum shall be entitled to participate and receive stock option grants from the Company's Employee Stock
Option Plan ("ESOP") during his employment with the Company, at the discretion of the Board of Directors or committee of the Board responsible to administer the ESOP, in amounts which are proportional to and at the same time as option grants are made to other members of the Company's senior management and according to terms and conditions which are comparable to such ESOP option grants received by other members of the Company's senior management.

     Termination of Employment.

Termination For Cause. The Company may terminate the employment of Finchum at any time for cause (as hereinafter defined) upon written notice. The term "for cause" shall mean the continued failure by Finchum to substantially perform his primary duties as Executive Vice President of the Company in a reasonable professional manner other than due to temporary or total disability or death, after a written demand for such substantial performance is delivered to Finchum by the CEO and/or Board of Directors of the Company; the unauthorized dissemination of significant trade secrets or other proprietary property of the
Company; the commission of a felony or commission of a crime involving dishonesty or moral turpitude; the commission of any act or acts of dishonesty which acts are intended to result or do result directly or indirectly in gain or personal enrichment of Finchum or a related person or affiliated company or when such acts are intended to cause harm or damages to the Company;
     the continued use of alcohol so as to have an adverse effect on the performance of his duties;
     the misappropriation or embezzlement of Company assets;
     the knowingly furnishing of material false reports or information to the directors or officers of the Company; or the making of serious disparaging remarks regarding the Company publicly or to suppliers and/or customers or potential customers of the Company.

     Default. Either party may terminate this Agreement upon the breach of any material provision of this Agreement by the other party upon thirty (30) days prior written notice; provided, however, that such termination notice shall not be effective if the defaulting party corrects such default prior to the date of termination. Termination by Finchum of his employment hereunder by reason of the default of the Company shall be deemed for all purposes of this Agreement a termination by the Company without cause.

     Disability. The Company may terminate the employment of Finchum under this
Agreement by written notice upon the total and permanent disability of Finchum.
Total and permanent disability shall mean the inability of Finchum to substantially perform the essential functions of his position, with or without reasonable accommodations, due to sickness or other physical or mental disability, for sixty days (60) days in any ninety (90) day period or a period of time which exceeds the time for medical leave provided by law, whichever period is longer. The Company shall give Finchum written notice of any termination hereunder.

     Death. The employment of Roger D. Finchum, Sr. under this Agreement automatically terminates upon the death of Roger D. Finchum, Sr.

     Expense Reimbursement. Finchum shall be reimbursed, upon a proper accounting, for all expenses reasonably incurred in connection with this employment hereunder, including all reasonable travel and entertainment expenses pursuant to Company policy.

     Confidential Information. During the Initial Term or any Renewal Term of
this Agreement, Finchum shall not use or disclose to others, without the prior written consent of the Company, any customer lists, trade secrets, secret know-how, or other confidential information relative to the business of the
Company obtained by Finchum in the course of rendering services pursuant to this
Agreement. The obligation of Finchum with respect to any item of such information shall terminate if that item of information becomes disclosed in published literature or otherwise becomes publicly available, provided that such public disclosure did not result, directly or indirectly, from any act or omission of Finchum. Upon the leaving the employ of the Company for any reason,
Finchum shall continue to be bound by this Paragraph 8 for a period of one (1)
year, and shall not take with him any customer lists, confidential data, or other documents and instruments which are the property of the Company. All such data, documents and instruments and all copies thereof shall be surrendered by
Finchum to the Company on or prior to the termination of his employment.

     Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered by hand or upon delivery to the address set forth below, if delivered by any other means, addressed to the party and delivered to the address set forth below or to such other address as such party gives written notice in substitution therefore:

     If for the company:
                                 Snapshot, Inc.
                                 P.O. Box 1667
                                 Madison, Tennessee 37116

     If for Finchum
                                 Roger D. Finchum, Sr.
                                 1001 Creel Glenn Court
                                 Hendersonville, Tennessee 37075

     Limitations.

     Non-Compete. Finchum agrees that during the term of his employment with the Company hereunder and for a period of one (1} year thereafter he shall refrain, directly and indirectly, jointly and severally, from managing, operating, financing, participating in the ownership, management or operation of or be employed by, consult with, advise or be otherwise engaged in any manner with, any business engaged in the providing of services or products competitive to those provided by the Company in any geographic area in which the Company operates as of the date that Finchum leaves the Company's employment. Ownership of less than 5% Companies whose securities are publicly traded are not prohibited by this agreement.

     Non-solicitation of Customers. Finchum agrees that during the term of his employment with the Company hereunder and for a period of one (1) year thereafter he shall not, on his own behalf, or on behalf of another, directly or indirectly, solicit, contact, call upon, communicate with or attempt to -
communicate with any customer or prospective customer of the Company with a view to the providing of services or products which are competitive with those that are marketed or provided by the Company as of the date that Finchum leaves the
Company's employment, provided that these restrictions shall apply only to customers or prospects of the Company which have been customers or prospects with whom Finchum has had contacts on behalf of the Company.

     Non-solicitation of Employees. Finchum agrees during the term of his employment hereunder and for a period of one(l) year thereafter, Finchum will not directly or indirectly solicit or in any other manner encourage employees of the Company to leave its employ for an engagement in any capacity with any other company or entity.

     Limitations. Notwithstanding the foregoing, the covenants of Finchum pursuant to this paragraph 10 shall terminate upon the termination of Finchum's employment by the Company without cause or by Finchum by reason of the Company's breach of its obligations hereunder.

     Dispute Resolution. Any dispute regarding the interpretation, breach, damages or otherwise related to the interpretation or construction of this
Agreement shall be resolved by binding arbitration before one or more arbitrators appointed by the American Arbitration Association ("AAA") in the
city of Nashville, Tennessee, pursuant to the AAA's Commercial Arbitration
Rules. Either party may institute the action by notice to the AAA and to the other party. Prior to the filing of any complaint with the AAA, the parties shall meet and attempt to resolve the dispute. The cost of such arbitration shall be borne equally by the parties. Any decision or award by said arbitrator(s) shall be binding on the parties. Notwithstanding the foregoing, any party hereto may apply to any court for a temporary or permanent injunction or restraining order to specifically enforce any provision hereof.

     Binding Effect. This Agreement shall inure to the benefit of and be binding upon Finchum and his estate and personal representatives and upon the Company and its successors and assigns. This Agreement may not be assigned, pledged or otherwise hypothecated by Finchum.

     Successors and Assigns. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets or outstanding securities of the Company, by written agreement in form and substance reasonably satisfactory to counsel to
Finchum to perform the obligations of the Company pursuant to this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. In the event the Company has a parent, the parent shall guaranty the obligations of the Company hereunder. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company regardless of whether such successor or assign consents in writing thereto. The rights of Finchum hereunder shall inure to the benefit of and be enforceable by
Finchum and his estate and legal representative.

     Severability. In the event of the invalidity, in whole or in part, of any term or provision of this Agreement, the parties agree that such invalidity shall not affect the validity of any other term or provision of this Agreement and that such provision shall be subject to partial enforcement to the extent permitted under applicable law.

     Entire Agreement. This Agreement constitutes the entire understandings of the parties with respect to the employment of Finchum by the Company and supersedes all prior agreements and understandings, oral or written.

     Amendments. This Agreement may not be amended or modified except in a writing signed by both parties.

     Waiver. The failure by a party to insist upon strict performance of any provision hereof shall not constitute a waiver of such provision. All waivers must be in writing to be enforceable hereunder.
     Governing Law. This Agreement shall be made and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the
State of Nevada, without giving effect to the rules governing conflicts of law.

IN WITNESS  WHEREOF,  the parties have executed this Agreement as of the day and year first  above  written.

SNAPSHOT INC.
Roger D. Finchum Sr.
By: /s/ Roger Finchum Sr.

By: Chairman of the Board of Directors of Snapshot, Inc.
Chief Executive Officer
Roger D. Finchum Sr.

Date: February 1, 2002

Date